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                                                                   EXHIBIT 10.17

                                LETTER OF INTENT

                                     FOR THE

             THE DEVELOPMENT OF A CLINICAL TRIAL CENTER IN HONG KONG

Among:

THE CHINESE UNIVERSITY OF HONG KONG, a university established by Ordinance in the Hong Kong Special Administrative Region, at Shatin, New Territories, Hong Kong SAR, China ("CUHK")

and,

BRIDGETECH HOLDINGS INTERNATIONAL, INC. a corporation whose registered office is at Emerald Plaza Center, 402 Broadway, 26th Floor, San Diego, CA 92101, U.S.A.("Bridgetech")

and,

BRIDGETECH MEDICAL TECHNOLOGIES RESEARCH & DEVELOPMENT LIMITED, a company whose registered office is at Unit 2401-02, 24/F Admiralty Centre II, 18 Harcourt Road, Admiralty, Hong Kong SAR, China ("BMT R&D").

I.   PURPOSE OF THE LOI

Bridgetech is working with a business model that will leverage its extensive network of relationships in the US and China to capitalize on the demand for Western Healthcare in China. Bridgetech, through BMT R&D is bringing emerging drugs, devices and diagnostics to China, with an initial focus on Oncology and Women's Health. Bridgetech would like to leverage on the expertise and track record of CUHK by inviting CUHK to become a shareholder of BMT R&D.

CUHK welcomes this strategic alliance as new drugs and devices would be introduced by BMT R&D to CHUK clinical investigators for potential participation in trials and may stimulate new innovative research at CUHK.

II.  BACKGROUND OF THE PARTIES

Bridgetech is a publicly listed company (Symbol: BGTH.PK) in the United States. In addition to the China healthcare market, Bridgetech is focusing on the areas of medical imaging and non-invasive surgery, nurse recruitment and train, and radio frequency identification (RFID) based hospital asset management. Bridgetech has secured valuable domestic partnerships with MD Anderson, Mary Crowley Medical Research Center, Vanderbilt University, Texas A&M

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University and others that will supply drugs, devices and diagnostics to run through the business in China.

The major stock holders of the company include:

     - HERBERT WONG, PH.D. - Chairman of the Board. Dr. Wong brings more than 20 years of diversified executive leadership in healthcare to bridgetech. He is the former SVP and Chief Strategist for Columbia/HCA (revenue of US$22 billion) and the Founder and Executive Chairman of the United Premier Medical Group of Hong Kong.

     - MICHAEL CHERMAK - President & CEO. Mr. Chermak has more than 25 years of healthcare industry experience with extensive expertise in establishing and leading start-up companies to success. He was the Founder and CEO of Healthdemographics, which he successfully sold in 1998 as well ad the founder of Medibuy.com.

     - THOMAS C. KUHN III - Chef Financial Officer (CFO). Mr. Kuhn has more than 21 years of financial experience and is a certified public accountant. He has held CFO positions at public and private companies and has extensive acquisition and strategic partnership expertise. Throughout his 20 year career, Mr. Kuhn has worked with both Fortune 200 as well s high-growth start-up companies and has also served as a public accountant with Ernst and Young.

BMT R&D

BMT R&D is a Contract Research Organization (CRO) that provides professional statistical and data management services with networks of centres in China and Asia for Bridgetech and other industry to carry out multi-centre clinical trials and facilitate drugs and devices development in Asia. BMT R&D is partnering and collaborating with Johns Hopkins University, Vanderbilt Medical Centre, Mary Crowley Foundation, and Amcare Labs International, and other biotechnology companies in USA. BMT R&D will bring new drugs and devices developed from these and other Institutions to the Asian market. The services to be provided by BMT R&D include site selection and identification of qualified investigators, trial design, protocol development, case-report form development, contract negotiation, applications of ethics approval, clinical trial certificate, import license, and to fulfill other regulatory requirements, monitoring and auditing for clinical trials, computing services, statistical services and the organization of Data & Safety Monitoring Committee (DSMC) operation. The sites for the clinical trials to be selected may include CUHK (in which case separate agreements will be signed) and other organizations in Hong Kong and China.

THE CENTRE FOR CLINICAL TRIALS (CCT) OF CUHK

CCT, established in 2003, is uniquely positioned to take advantage of the global trend of clinical drug trials development in Asia. CCT will be an ideal operating unit of CUHK for the alliance of BMT R&D. CUHK has built a reputation among the pharmaceutical and biotech companies for reliable and prompt patient recruitment into clinical trials. CCT is a Site Management Organization providing professional statistical and data management services with strong


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networks of centres in China and Asia for both academic and industries to carry out multi-centre clinical trials and facilitate the drug and device development process in Asia.

CCT is experienced in statistical consultation, clinical trials development, management of Data & Safety Monitoring Committee (DSMC) operation, and provides monitoring and auditing services. CCT also provides training and workshops for good clinical practice (GCP), ethics, and research in Traditional Chinese Medicine for Hospital Authority investigators, personnel from companies and various departments within CUHK. CCT has developed an information technology system for web-based applications to handle clinical trials operation, and has contracts with pharmaceutical and biotechnology companies for data management. CCT is unique in that is has strong biostatistics research background and an understanding of the concerns among researchers, institutions and industry. CCT has provided biostatistics consultations for the US. Canadian and European pharmaceutical companies in drug development (e.g. Novartis, Pharmacia, AstraZeneca, Biomira, Lorus, Cellular Bioengineering Co.).

INVESTIGATORS FROM CLINICAL CENTRES

Multi-centre clinical trials will be proposed by companies that produce new products ("the Sponsor"). For such trials which will be managed by BMT R&D, Clinical Centres including major hospitals in China and Hong Kong will be approached by BMT R&D. Separate contracts and agreements between the Sponsors and the individual institution of the investigators will be established for each individual project. BMT R&D will only act as CRO to carry out data management and to take up the project management role.

III. SCALE OF BMT R&D:

BMT R&D will establish the company by 3 phases:

                                                            ESTIMATED INVESTMENT
PHASE                         SCOPE                              REQUIREMENT
-----                         -----                         --------------------
I.      Establish an office in Hong Kong and run a few          HK$3,500,000
        trials in CUHK and hospitals in Hong Kong.

II.     Register BMT R&D in China and start introduce           HK$2,500,000
        trials to investigators of a few major clinical
        centres (Guangzhou, Beijing, Shanghai) in China
        for SFDA approval.

III.    Expansion to other investigators of clinical            HK$2,500,000
        centres in China

        ESTIMATED TOTAL INVESTMENT                              HK$8,500,000

BMT R&D will fund the estimated total investment of HK $8.5 million partly by equity investment and partly by loan financing.


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IV.  OFFER TO THE CUHK:

In recognition of

     -    The reputation and expertise of CUHK and its personnel and

     - The facilitation by CUHK of access to experts for the conduction of clinical trials, whether within or outside of CUHK

     - The facilitation by CUHK of access to the CUHK resources necessary for the successful conduct of the trials and

     - The facilitation by CUHK of access to an extensive network of collaborators in China,

BMT R&D will allot and issue to CUHK, free from any encumbrances and free of any costs (including the price of the shares) charges or levies to CUHK, shares (fully paid-up and with the rights to vote and receive dividends and other distributions) amounting to 49% of the initial equity capital of BMT R&D.

CUHK will be entitled to additional free paid-up shares to maintain its 49% interest in BMT R&D up to a maximum BMT R&D's equity capital of HK$8.5 million in par value of the shares of BMT R&D. A right of first refusal to acquire additional shares up to a total holding of 49% of the issued and paid-up shares in BMT R&D will also be granted to CUHK.

V.   USE OF PARTNER ASSETS:

It is understood that any secondment of personnel by any party, for part-time employment or consultancy or full-time employment, or any use of facilities or premises will be on commercial compensation terms to be separately agreed and contracted on a case by case basis. Similarly, any use of any registered proprietary intellectual property will be subject to specific agreement upon the payment of licensing fees or royalties. More specifically, BMT R&D will pay to CUHK or to CUHK staff in their individual capacities (in which case permission by CUHK for Outside Practice will be sought), by separate contracts, for the following services:

          -    The service of Prof. Benny Chung-Ying Zee

          -    Supply of personnel to manage the day to day operation of BMT R&D

          -    Supply of personnel required for the operation of BMT R&D

          -    Oversight of the data collection and management of the trials

          - Introduction of third party projects to be done on a fee for service basis

          -    Space for housing additional personnel hired by BMT R&D


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          -    Existing computing resources and IT equipments of CCT

It is estimated that the charges for the above services and facilities will be approximately HK $8.5 million for the first 3 years of engagement.

For the avoidance of doubt, any CUHK personnel engaged in these duties will, unless otherwise agreed in writing, participate in their individual capacities on Outside Practice terms approved by CUHK, and CUHK as an institution shall not assume responsibility for the management or operation of BMT R&D.

VI.  MEDICAL AND ETHICAL STANDARD

     - BMT R&D will comply with ethical standard as set forth by the Joint CUHK-NTEC Clinical Research Ethics Committee (CREC). CREC is a formal Ethics Committee endorsed by CUHK and the New Territories East Cluster of the Hospital Authority with clear standard operating procedure to ensure patients' right (http://www.crec.cuhk.edu.hk/)

     - It is understood that while the Board of Directors of BMT R&D will have the overall responsibility for the commercial management of BMT R&D, matters of a medical and ethical nature will be approved by the CREC.

VII. INSURANCE COVERAGE

BMT R&D will have in place the following insurance coverage of the company which will accord appropriate protection to the Company, including but not limited to its personnel, shareholders and contractors:

-    General Liability Policy

-    Errors and Omissions Policy

VIII. CORPORATE BRANDS, ROYALTIES, INTELLECTUAL PROPERTY RIGHTS

BMT R&D will have full entitlement to all brands, inventions, patents and intellectual property rights which are directly developed with resources provided by BMT R&D and be eligible to receive all royalties and payments by third parties making use of such developed tangible and intangible assets.

IX.  COSTS

Each party will bear its own cots when preparing for the definitive agreements for this project and conducting further discussions.


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This Letter of Intent is not legally binding on the parties but serves to form the basis for further discussion and documentation. The parties intend to enter into binding definitive agreements with terms similar the above-mentioned within 3 months of the signing of this Letter of Intent.


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Failure to do so without further arrangement being made will result in the expiry of this Letter of Intent.

Signed this 1st day of March, 2006 in Hong Kong SAR.

For and on behalf of                    For and on behalf of

The Chinese University of Hong Kong     Bridgetech Medical Technologies
                                        Research & Development Limited


/s/ Ngan Alice Man Wai                  Name: /s/ Thomas C. Kuhn
---------------------------                   ----------------------------------
Name: Ngan Alice Man Wai (Ms)           Title: Director
Title: Director, Research and
       Technology Administration
       Office


For and on behalf of

Bridgetech Holdings International, Inc.


Name: /s/ Thomas C. Kuhn III
      -------------------------------
Title: President


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